Exhibit 99.1

Active Power Names Mark A. Ascolese President
and Chief Executive Officer

AUSTIN, Texas (Sept. 30, 2013) – Active Power (NASDAQ: ACPW), manufacturer of uninterruptible power supply (UPS) systems and modular infrastructure solutions, announced it has named Mark A. Ascolese as president and chief executive officer. Mr. Ascolese will assume his position effective Oct. 14, 2013. At that time, Mr. Ascolese will replace Dr. Ake Almgren who currently serves as interim president and CEO. Dr. Almgren will continue his role as chairman of the company’s board of directors. Mr. Ascolese will also serve on the company’s board of directors.

“We are excited to have an industry veteran like Mark on board,” said Dr. Ake Almgren. “We believe his track record and deep knowledge of UPS products and mission critical markets will greatly benefit our business.”

“Active Power has a highly differentiated product offering with a convincing value proposition, a strong base of global customers, and a solid operating platform from which to grow the business,” said Mr. Ascolese. “I’m excited about what the future holds particularly for the new CSHD UPS as I believe it will position Active Power as an even stronger participant in the market than it is today.”

Mark Ascolese Executive Bio
Mr. Ascolese comes to Active Power with extensive experience serving a variety of mission critical markets including the data center market. Since 2006, Mr. Ascolese first served as CEO and is currently Chairman of the Board of Power Analytics, an electrical infrastructure enterprise software firm based in San Diego, Calif.

Prior to Power Analytics, he served for more than 20 years in various leadership roles at Powerware Corporation, a global provider of power quality and backup power management products, which is now a part of Eaton Corp. As president of Powerware from 2002 to 2004, Mr. Ascolese put in place a new product development roadmap, established the Powerware brand globally, and the business grew substantially. Powerware was acquired by Eaton Corp. in 2004. Mr. Ascolese was retained by Eaton following the acquisition to oversee the integration of the company and lead all global sales and marketing efforts, helping establish the supplier as a leader in the UPS space.

From 2000 to 2002, Mr. Ascolese served as senior vice president of Business Development at Active Power. His career also includes 12 years at General Electric serving in a variety of management roles in the company’s service organization.

Mr. Ascolese earned a bachelor’s of Science in Commerce from the University of Louisville.

About Active Power
Founded in 1992, Active Power (NASDAQ:ACPW) designs and manufactures uninterruptible power supply (UPS) systems and modular infrastructure solutions that enable data centers and other mission critical operations to remain ‘on’ 24 hours a day, seven days a week. The combined benefits of its products’ power density, reliability, and total cost of ownership are unmatched in the market and enable the world’s leading companies to achieve their most forward thinking data center designs. The company’s products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, that support the deployment of systems in more than 50 countries. For more information, visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements
This release may contain forward-looking statements that involve risks and uncertainties. Such statements include those related to the action greatly benefitting our business, having a convincing value proposition, a strong base of global customers, and a solid operating platform from which to grow the business, and that Active Power will be an even stronger participant in the market than it is today.
Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Specific risks include delays in new product development, product performance and quality issues and the acceptance of our current and new products by the power quality market. Please refer to Active Power’s filings with the Securities and Exchange Commission for more information on the risk factors that could cause our actual results to differ from our forward looking statements.

Active Power and CleanSource are registered trademarks of Active Power, Inc. The Active Power logo and PowerHouse are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
Ron Both	Lee Higgins
Liolios Group	Senior Public Relations Manager
(949) 574-3860	(512) 744-9488
ron@liolios.com	lhiggins@activepower.com

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